As filed with the Securities and Exchange Commission on August 26, 2003.
__________________________________________________________________________

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 8-A/A
                         Amendment No. 1

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

                       EL PASO CORPORATION
     (Exact Name of Registrant as Specified in Its Charter)

           Delaware                         76-0568816
    (State of Incorporation              (I.R.S. Employer
       or Organization)                Identification No.)


                        1001 Louisiana Street
           Houston, TX                               77002
      (Address of Principal                     (Zip Code)
        Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class               Name of each exchange on which
     to be so registered               each class is to be registered
     ---------------------             ------------------------------
   Common Stock ($3.00 par value)       New York Stock Exchange

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [x]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

     Securities Act registration statement file number to which
this Form relates:   Not Applicable

     Securities to be registered pursuant to Section 12(g) of the
Act: None
_________________________________________________________________
                        (Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

     This Amendment Number 1 to Registration Statement on Form 8-A/A is being filed by El Paso Corporation, a Delaware corporation (the "Company"), to amend and restate the description of its common stock, par value $3.00 per share, and its preferred stock, par value $0.01 per share, which classes of securities have been registered by the Company pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

Item 1. Description of Registrant's Securities to be Registered.
        ----------------------------------------------------------

     Common Stock
     ------------

     The capital stock of the Company is its common stock, par value $3.00 per share. The Company is authorized by its Amended and Restated Certificate of Incorporation (the "Charter") to issue up to 1,500,000,000 shares of common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock do not have the right to cumulate votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends which are declared by the Company's board of directors out of funds legally available for such a purpose. In the event of the Company's liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of common stock are fully paid and nonassessable upon issuance against full payment of the purchase price. As of August 26, 2003, there were 600,504,215 shares of common stock outstanding.

     Preferred Stock
     ---------------

     The board of directors, without any further action by the Company's stockholders, is authorized to issue up to 50,000,000 shares of preferred stock, and to divide the preferred stock into one or more series. The Board will fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations, or restrictions which are permitted by the General Corporation Law of the State of Delaware of the shares of each such series. The issuance of preferred stock may have the effect of delaying, deterring, or preventing a change in control of El Paso. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the preferred stock will vary depending on the series, therefore reference to the certificate of designation relating to that particular series of preferred stock should be made for a complete description of terms. As of August 26, 2003, there were no shares of preferred stock issued or outstanding.

     Section 203 of the Delaware General Corporation Law
     ---------------------------------------------------
     The Company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (1) prior to such time, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) at or subsequent such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes merger, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation's outstanding voting stock.

     El Paso's Restated Certificate of Incorporation and By-laws
     ------------------------------------------------------------

     The following provisions in our charter or by-laws may make a takeover of the Company more difficult:

     * the Company's charter prohibits the taking of any action by written stockholder consent in lieu of a meeting;

     *  the  Company's  by-laws  provide that special meetings of
stockholders may be called only by a majority of the Board,   the
Chairman of the Board, the Chief Executive Officer, the President or the Vice Chairman of the Board; and

     * the Company's by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders.

Item 2. Exhibits.
        ---------

3.A Amended and Restated Certificate of Incorporation of El Paso effective as of August 11, 2003 (incorporated by reference to Exhibit 3.A of El Paso's Form 10-Q for the quarter ended
     June 30, 2003).

3.B  By-Laws   of  El  Paso  effective  as  of  July   31,   2003
     (incorporated by reference to Exhibit 3.B to El Paso's  Form
     10-Q for the quarter ended June 30, 2003).


                           SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated: August 26, 2003             EL PASO CORPORATION


                                   By: /s/ David L. Siddall
                                      ---------------------------
                                           David L. Siddall
                                            Vice President,
                                       Chief Governance Officer
                                        and Corporate Secretary